SUB-ADVISORY AGREEMENT

This Agreement is effective as of the 13th day of September, 1999 by and between American Express Financial Corporation ("AEFC"), a Delaware corporation and Kenwood Capital Management LLC ("Kenwood"), a Delaware limited liability company.

Each of the Funds and Portfolios listed in Exhibit A (individually a "Fund" and collectively the "Funds" ), is registered as an investment company under the Investment Company Act of 1940 (the "1940 Act"); and

Each Fund has entered into an Investment Management Services Agreement with AEFC, an investment adviser registered under the Investment Advisers Act of 1940 (the "Advisers Act"), under which AEFC provides investment advisory services to the Fund; and

Kenwood is a registered investment adviser under the Advisers Act and has a staff of experienced investment personnel and facilities for the kind of investment portfolio contemplated for the Funds.

Therefore, it is mutually agreed with respect to each Fund:

Part One: Investment Management Services

(1) AEFC retains Kenwood, and Kenwood agrees, with respect to the Fund's assets allocated to Kenwood by AEFC, to furnish the Fund continuously with suggested investment planning; to determine, consistent with the Fund's investment objectives and policies, which securities in Kenwood's discretion shall be purchased, held or sold and to execute or cause the execution of purchase or sell orders; to prepare and make available to the Fund all necessary research and statistical data; subject always to the direction and control of the Board of Directors (the "Board"), the officers of the Fund and AEFC. AEFC will be responsible for investing and reinvesting all of the Fund's cash and cash items held by the Fund's U.S. custodian. Kenwood agrees to maintain an adequate organization of competent persons to provide the services and to perform the functions described in this Agreement.

(2) All transactions will be executed in accordance with the procedures and standards set forth in, or established in accordance with, the Investment Management Services Agreement between AEFC and the Fund. AEFC will provide Kenwood with information concerning those procedures and standards and Kenwood will maintain records to assure that transactions have been executed in accordance those procedures and standards.

(3) Kenwood agrees that the investment planning and investment decisions will be in accordance with investment policies and strategies of the Fund as disclosed to Kenwood from time to time by the Fund and as set forth in its prospectus and statement of additional information filed with the Securities and Exchange Commission (the "SEC").

(4) AEFC agrees that it will furnish to Kenwood any information that the latter may reasonably request with respect to the services performed or to be performed by Kenwood under this Agreement.

(5) Kenwood agrees to provide the Board and AEFC with information and reports regarding its activities as deemed appropriate by AEFC or as requested by the Board and to meet with any persons at the request of the Board or AEFC for the purpose of reviewing Kenwood's performance under this Agreement.

(6) It is understood and agreed that in furnishing the Fund with advisory services, neither Kenwood, nor any of its officers, directors or agents will be held liable to AEFC, the Fund or its creditors or shareholders for errors of judgment or for anything except willful misfeasance, bad faith, or gross negligence in the performance of its duties, or reckless disregard of its obligations and duties under the terms of this Agreement. It is further understood and agreed that Kenwood may rely upon information furnished to it reasonably believed to be accurate and reliable and that, except as provided above, Kenwood will not be accountable for any loss suffered by AEFC or the Fund by reason of the latter's action or nonaction on the basis of any advice or recommendation of Kenwood, its officers, directors or agents.

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Part Two:  Compensation To Kenwood.

As compensation for its services, AEFC will pay Kenwood a fee as described in Exhibit A. AEFC will pay this fee to Kenwood on a monthly basis in cash within 5 business days after the last day of each month. In the event of the termination of this Agreement, the fee accrued will be prorated on the basis of the number of days that this Agreement is in effect during the month.

Part Three:  Miscellaneous

(1) Kenwood will be deemed to be an independent contractor and, unless expressly authorized, will have no authority to act for or represent the Fund.

(2) AEFC agrees that Kenwood may render investment advice and other services to other persons that may or may not have investment policies and investments similar to those of the Fund, and that Kenwood may manage its own investments, provided that these activities do not impair Kenwood's ability to render services under this Agreement.

(3) Neither this Agreement nor any transaction under this Agreement will be invalidated or in any way affected by the fact that directors, officers, agents and/or shareholders of the Fund are or may be interested in Kenwood or any successor or assignee, as directors, officers, stockholders or otherwise; that directors, officers, stockholders or agents of Kenwood are or may be interested in the Fund as directors, officers, shareholders, or otherwise; or that Kenwood or any successor or assignee, is or may be interested in the Fund as shareholder or otherwise, provided, however, that neither Kenwood, nor any officer, director or employee thereof or of the Fund, shall sell to or buy from the Fund any property or security other than shares issued by the Fund, except in accordance with applicable regulations or orders of the SEC.

(4) Any notice under this Agreement must be given in writing delivered to the party's principal place of business in Minneapolis, Minnesota, or to another address as either party may designate in writing to the other.

(5) Kenwood agrees that no officer, director or employee of Kenwood will deal for or on behalf of the Fund with himself or herself as principal or agent, or with any corporation or partnership in which he or she may have a financial interest, except that this shall not prohibit:

     (a) Officers, directors or employees of Kenwood from having a financial interest in the Fund or in Kenwood.

     (b) The purchase of securities for the Fund, or the sale of securities owned by the Fund, through a security broker or dealer, one or more of whose partners, officers, directors or employees is an officer, director or employee of Kenwood, provided such transactions are handled in the capacity of broker only and provided commissions charged do not exceed customary brokerage charges for such services.

     (c) Transactions with the Fund by a broker-dealer affiliate of Kenwood as may be allowed by rule or order of the SEC, and if made pursuant to procedures adopted by the Fund's Board.

(6) Kenwood agrees that, except as herein otherwise expressly provided or as may be permitted consistent with the use of a broker-dealer affiliate of Kenwood under applicable provisions of the federal securities laws, neither it nor any of its officers, directors or employees shall at any time during the period of this Agreement, make, accept or receive, directly or indirectly, any fees, profits or emoluments of any character in connection with the purchase or sale of securities (except shares issued by the Fund) or other assets by or for the Fund.

(7) Kenwood agrees to protect the confidentiality of any non-public information provided to it by AEFC or the Fund.

Part Four:  Renewal And Termination

(1) This Agreement, unless terminated under paragraph 2, 3, or 4 below, will continue in effect from year to year, provided its continued applicability is specifically approved at least annually (i) by the Board of the Fund or by a vote of the holders of a majority of the outstanding votes of the Fund and (ii) by vote of a majority of the Board members who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. As used in this paragraph, the term "interested person" has the same meaning as set forth in the 1940 Act, as amended.

(2) This Agreement may be terminated at any time, without penalty, by the Board of the Fund or by vote of the holders of a majority of the Fund's outstanding shares, on 60 days' written notice to AEFC or to Kenwood.

(3) AEFC or Kenwood may terminate this Agreement by giving sixty days written notice to the other party.

(4) This Agreement will terminate in the event of its assignment, the term "assignment" for this purpose having the same meaning set forth in the 1940 Act, as amended.

In Witness Thereof, the parties hereto have executed this Agreement as of the day and year first above written.

AMERICAN EXPRESS FINANCIAL CORPORATION





By:/s/Peter J. Anderson
      Peter J. Anderson
      Senior Vice President -Investment Operations


Kenwood Capital Management LLC





By:/s/Jacob D. Hurwitz
      Jacob E. Hurwitz
      Principal


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                                    EXHIBIT A

With respect to the Fund's assets allocated to Kenwood, AEFC will pay Kenwood a fee equal on an annual basis as follows:

Fund                                          Fee

AXP Variable Portfolio -
Small Cap Advantage Fund                      0.35% of average daily net assets